PETROLEUM DEVELOPMENT CORPORATION
                                           103 East Main Street
                                     Bridgeport, West Virginia  26330


                                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                              August 25, 1995


To the Stockholders of
PETROLEUM DEVELOPMENT CORPORATION:

         Notice is hereby given that the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") will be held at the office of the Company at 103 East Main Street, Bridgeport, West Virginia 26330, on August 25, 1995 at 10:00 A.M., West Virginia time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

         (1) To elect two directors to serve a term of three years or until their successors shall be elected and shall qualify;

         (2) To ratify and approve the selection of independent public accountants for the Company for the fiscal year ending December 31, 1995.

         (3) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on June 30, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum.

         EACH STOCKHOLDER IS CORDIALLY INVITED TO BE PRESENT AND TO VOTE AT THIS MEETING IN PERSON. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.
                                           By Order of the Board of Directors,

                                                            James N. Ryan
                                                            Chairman
Bridgeport, West Virginia
July 7, 1995

                                     PETROLEUM DEVELOPMENT CORPORATION
                                              PROXY STATEMENT
                                      ANNUAL MEETING OF STOCKHOLDERS
                                              August 25, 1995


                                          INTRODUCTORY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") to be held on August 25, 1995, notice of which is attached, and at any adjournment thereof.

   Any stockholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. Shares represented by proxy will be voted by the proxy holders in accordance with your instructions unless you revoke your proxy or attend the meeting and elect to vote in person. This Proxy Statement and the proxy were first mailed to stockholders on July 7, 1995. The mailing address of the principal executive offices of the Company is Petroleum Development Corporation, P.O. Box 26, Bridgeport, West Virginia 26330.

   The Annual Report to stockholders for 1994, containing certified financial and other information about the Company, accompanies this Proxy Statement.

                                             VOTING SECURITIES

   The outstanding voting securities of the Company as of June 30, 1995, consisted of 11,040,627 shares of $0.01 par value common stock ("Common Stock"). Stockholders of record as of the close of business on June 30, 1995 are entitled to vote. Each stockholder is entitled to one vote for each share of Common Stock held of record on this date. The proposals submitted for vote at the Annual Meeting require a majority of the votes cast for approval.

                                           ELECTION OF DIRECTORS

   The Board of Directors, consisting of six directors is divided into three classes, each of which is composed of two directors. At each Annual Meeting of Stockholders, one class of directors is elected for a three-year term and until their respective successors are duly elected and qualified. Votes pursuant to the enclosed proxy will be cast, unless authority is withheld, for the election of the two persons named under "Directors of the Company" below, both of whom are members of the present Board and both of whom are expected to be able to serve on the Board to be elected at this meeting. If any of such persons is unwilling or unable to act in such capacity, an event which is not now anticipated, the enclosed proxy will be voted for such person or persons as the Board of Directors may designate. During 1994, the Board of Directors held six meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served.

                                         DIRECTORS OF THE COMPANY

                                     NOMINEES FOR TERMS EXPIRING 1998

   The following persons both of whom are currently serving as directors, have been nominated to serve as directors:

                               Name and Principal                                                         Year First
                               Occupation Past Five Years                                                 Elected
                                 and Other Directorships                                          Age     Director

JAMES N. RYAN, Chairman and Chief Executive Officer of the Company since
 March, 1983.  Mr. Ryan previously served as President of the Company since 1969.                 63      1969

VINCENT F. D'ANNUNZIO has for the past five years served as president of
 Beverage Distributors, Inc., located in Clarksburg West Virginia.  Mr. D'Annunzio
 is a director of West Union Bank, West Union, West Virginia.                                     42      1989

                               CONTINUING DIRECTORS
                               TERMS EXPIRING IN 1996

DALE G. RETTINGER, Executive Vice President and Treasurer of the Company
 since 1983.  Mr. Rettinger previously served as Vice President and Treasurer of the Company since 1980.  Prior to 1980, he was a partner with Main Hurdman,
 Certified  Public Accountants, having served in that capacity since 1976.                        50      1985

JEFFREY C. SWOVELAND, has been Director of Finance with Equitable Resources since September, 1994.  Prior thereto he was a lending officer with Mellon
 Bank N.A. since July, 1989.  Mr. Swoveland was Senior Planning
 Analyst with Consolidated Natural Gas in 1988 and 1989.  Mr. Swoveland received
 a MS degree in finance from Carnegie Mellon University.                                          40      1991

                                                  TERMS EXPIRING IN 1997
STEVEN R. WILLIAMS, President of the Company since March, 1983.  Prior to
 joining the Company, Mr. Williams was employed by Exxon and Texas Oil & Gas Company.             44      1983

ROGER J. MORGAN, a member of the law firm of Young, Morgan & Cann,
 Clarksburg, West Virginia, for more than the past five years.  Mr. Morgan is not active in the day-to-day business of the Company, but his law firm provides legal
 services to the Company.                                                                         68      1969

Committees of the Board

    The Company has three standing committees of the Board of Directors: the Audit Committee; the Executive Committee; and the Stock Option and Executive Compensation Committee. The Audit Committee is comprised of Messrs.
D'Annunzio, Ryan, and Swoveland.   The Executive Committee is comprised of
Messrs. Ryan, Williams, and Rettinger. The Stock Option and Executive Compensation Committee is comprised of Messrs. Ryan, D'Annunzio, and Morgan. The Company does not have a formal Nominating Committee, as the full board handles these responsibilities. Directors of the Company receive an annual fee of $6,400 and $600 per board meeting as compensation for serving in that capacity.

    The Executive Committee held six meetings during 1994. The functions performed by the Executive Committee include handling important Board matters that arise between Board meetings, serving as a liaison between the Board and senior management on important matters requiring Board attention, and recommending to the Board nominations for election of new and existing Board members.

    The Audit Committee met twice during 1994. The functions performed by the Audit Committee include recommending the selection of independent accountants, reviewing with the Company's independent accountants the results of audits performed by them, and overseeing and reviewing monthly and quarterly unaudited financial statements. These reviews include the adequacy of cash flow and the status of credit arrangements of the Company.

    The Stock Option and Executive Compensation Committee held two meetings in 1994. The functions performed by this committee include recommending to the Board compensation levels of senior management and directing and recommending levels of corporate stock options and other benefit plans of the Company. In this regard, the committee monitors trends to insure the Company's compensation levels are competitive in the oil and gas industry.

                                          EXECUTIVE COMPENSATION

     The following table sets forth in summary form the compensation received during each of the Company's last three fiscal years by the Chief Executive Officer and by the other executive officers of the Company whose salary and bonus exceeded $100,000 in 1994.

Summary Compensation Table

                                                Annual Compensation
                                                                                                        Long term
Name and                                                           Other Annual          Awards Stock   All Other
Principal Position       Year     Salary($)(1)      Bonus ($)      Compensation($)(3)    Options        Compensation($)(3)
James N. Ryan            1994       154,078          77,500          10,000                              34,086(5)(6)
Chairman and Chief       1993       146,358          60,000          10,000               36,000(4)      20,789 (5)
 Executive Officer       1992       141,745         200,000(2)       10,000                              21,291 (5)

Steven R. Williams       1994       115,678          77,500          10,000                              34,017(5)(6)
President                1993       107,968          60,000          10,000               36,000(4)      17,668 (5)
 and Director            1992       103,345         200,000(2)       10,000                              21,335 (5)

Dale G. Rettinger        1994       115,678          77,500          10,000                              34,017(5)(6)
Executive Vice           1993       107,968          60,000          10,000               36,000(4)      17,668 (5)
 President, Treasurer,   1992       103,345         200,000(2)       10,000                              21,335 (5)
 and Director


(1) The Company is party to employment agreements with Messrs. Ryan, Williams, and Rettinger dated March 1, 1991 and terminating June 30, 1998. The employment agreements provide for a base salary as indicated in the table above as well as an annual merit bonus based upon company performance.

(2) During 1992, Messrs. Ryan, Williams and Rettinger were authorized by the Board of Directors to withdraw previously earned but unpaid performance bonus compensation of $150,000 each to purchase common stock of the company by exercising stock options held by them in the aggregate purchase price of $266,975. All of the options exercised had previously been issued at the then current market price, pursuant to various Employee Stock Option Plans. The three officers utilized the remaining funds to pay income taxes relating to the transaction.

(3) The respective individuals receive fees as directors of the company $6,400 annually plus $600 per board meeting attended.

(4) As part of the Employee Stock Option Plan, approved by the stockholders, options to purchase 128,500 shares were issued at market price in 1993 to key employees of the Company.

(5) This amount includes contributions made by the company under the Petroleum Development Corporation Employee Profit Sharing and 401-K retirement plans. The company reacquired common stock in 1993 and 1992 and contributed
    92,308 shares in 1993 and 181,250 shares in 1992 to the Employee Profit Sharing Plan. The three respective officers had 9,728 shares, 7,734 shares, and 7,734 shares credited to their account in 1993 and 14,973 shares, 15,032 shares, and 15,032 shares credited to their account in 1992. The company has matched 401-K contributions at a rate of 50% of the employee contribution. Of the total company match of $66,972, $63,200 and $59,107 in 1994, 1993 and 1992, the three respective officers were credited with matching contributions of $4,086, $4,017 and $4,017 in 1994; $4,373, $4,470; and $4,470 in 1993 and $4,354, $4,332, and $4,332, in 1992.

(6) During 1994 the Board of Directors approved a deferred compensation arrangement for three executive officers of the company. Under the arrangement, each executive deferred $30,000 of their bonus compensation until retirement or separation from the company.

Compensation Committee Report

    The Compensation Committee is composed of two outside directors and the CEO of the company. The committee's responsibility is to develop the company's compensation policy to enable the company to hire, retain and motivate high performing employees. The committee also administers the Company's Savings and Protection Plan (the "401(K) Plan"), various
Employee Stock Option Plans, and the Company's Profit Sharing Plan. The committee reviews the performance and compensation of the Chief Executive Officer, and the two executive officers of the company. Final approval of all contracts with company executives is reserved to the full Board of Directors.

    Compensation paid to the CEO, Mr. Ryan, and to the executive officers of the corporation is based on several factors, including the terms of their employment contracts, the earnings of the company, the evaluation of the Board of the performance of the employees, as well as compensation paid to similarly situated employees with other similar firms.

    As CEO, Mr. Ryan received a salary of $154,078 in 1994, which reflected cost of living increases from his salary in 1993. Also during 1994 Mr. Ryan earned a cash bonus of $77,500 based on company earnings. Both the salary increase and the bonus were based on provisions in Mr. Ryan's employment contract.

    The company also contributed $4,086 to Mr. Ryan's 401(K) account in accordance with the plan's matching provisions.

    The compensation of the two executive officers of the company is also comprised of a salary and a performance based cash bonus. Salaries of both were increased by a cost of living adjustment and bonuses were paid based on the company's earnings, both as provided in the executive's employment agreements. Both executives also received a share of company matching contributions to the Company 401(K) plan.

    During 1994 the company reviewed the employment contracts of the CEO and the executive officers of the corporation, and determined that no changes were required. The compensation committee believes the company has made substantial progress over the past several years despite adverse industry and economic conditions, and that the progress is attributable in large measure to the efforts of the CEO and the executive officers.

                                             Compensation Committee


                                             James N. Ryan, Chair
                                             Roger J. Morgan
                                             Vincent F. D'Annunzio

Transactions with Management

    The Company is party to a stock redemption agreement with the Chairman, President and Executive Vice President of the Company. The agreement, as amended, requires the Company to maintain life insurance on each of them in the amount of $1,000,000. The agreement provides that, at the election of the executive's estate or heirs, the Company shall utilize the proceeds from such insurance to purchase from his estate or heirs all or a portion of his shares of the Company's stock. The purchase price for the outstanding Common Stock is to be based upon the average closing asked price for the Company's stock as quoted by NASDAQ during a specified period. The Company is not required to purchase any shares in excess of the amount provided therefore by such insurance.

    The Company has retained Young, Morgan & Cann to provide various legal services for the Company, Mr. Morgan, who is secretary and a director of the Company is a senior partner of this law firm. For the year ended December 31, 1994, the Company paid Young, Morgan & Cann a total of $127,840 for legal services rendered on behalf of the Company.

Information with Respect to Stock Options, Warrants and Rights


                                OPTION EXERCISES AND YEAR-END VALUE  TABLE


    The Company has granted options to purchase shares of common stock to officers, directors, and other key employees under its Employee Stock Option Plans.

    The following table provides certain information with respect to options exercised during 1994 by the persons named under the Company's various Stock Option Plans. The table also represents information as to the number of options outstanding as of December 31, 1994, with respect to options granted pursuant to the Company's Employee Stock Option Plans.

                                                                                         Value of unexercised
                Number of                     Value         Number of Unexercised        in-the-money options
              Shares Exercised             Realized ($)     Options at year-end           at year-end (1)($)


James N. Ryan         -                         -                  331,000                    82,750
Steven R. Williams    -                         -                  321,000                    80,250
Dale G. Rettinger     -                         -                  321,000                    80,250

(1) For all unexercised options held as of December 31, 1994, the aggregate dollar value of excess of the market value of the stock underlying those options over the exercise price of those unexercised options. On December 31, 1994, the closing sales price of the Common Stock was $1.1875 per share. These values are shown separately for those options that were exercisable and those options that were not yet exercisable on December 31, 1994.

Compensation Committee Interlocks

   James N. Ryan, Chairman and Chief Executive Officer is a member of the Stock Option and Executive Compensation Committee.

Employee 401K and Profit Sharing Plan

   In May, 1987 the Company established a retirement plan qualified under
Section 401(K) of the Internal Revenue Code. The plan is funded by employee contributions and a company matching contribution. Administrative costs of the plan are borne by the Company. The employees choose from four investment programs and, therefore, the amount of an individual's plan assets depends on the amount of their contributions and the performance by their chosen investments.

   In 1992, the company began a Profit Sharing Retirement plan to supplement the 401K Plan. Contributions are dependent on corporate profitability and are at the discretion of the Board of Directors of the company. The Company filed and qualified the plan with the Internal Revenue Service.

Stockholder Performance Graph

   The following graph illustrates the performance of Petroleum Development Corporation common stock over a five year period compared to the performance of the NASDAQ Index and a peer group index. The peer group index consists of 200 Crude Petroleum and Natural Gas Companies. The table includes the cumulative shareholder return assuming the reinvestment of dividends.

                                     Petroleum Development Corporation
                                          Stock Performance Graph

250.0
200.0
150.0
100.0
50.0
0.0
                  12/31/89       12/31/90        12/31/91        12/31/92        12/31/93       12/31/94
Petroleum
Development
Corporation       100.0           75.0            95.8           150.0           225.0          158.3
NASDAQ Market
Index             100.0          81.1            104.1           105.2           126.1          132.4
Peer Group
Index             100.0           86.5            90.3            85.7           102.2          107.1

                              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                         AND DIRECTORS AND OFFICERS

Security Ownership

   The following table sets forth information as of June 30, 1995, with respect to the common stock of PDC owned by each person who owns beneficially 5% or more of the outstanding voting common stock, by all directors and nominees individually and by all directors and officers as a group.

                                                              Amount                              Percent
Name and Address                                              Beneficially Owned (1)              of Class
Pittsburgh National Bank                                         1,200,000 (2)                      10.9
James N. Ryan                                                    1,012,382 (3)                       8.9
Fidelity Management                                                932,500                           8.4
Steven R. Williams                                                 571,794 (4)                       5.0
Dale G. Rettinger                                                  525,834 (4)                       4.8
Roger J. Morgan                                                    217,554 (5)                       1.9
Vincent F. D'Annunzio                                              140,250 (6)                       1.3
Jeffrey C. Swoveland                                                30,250 (7)                       0.3
All Directors and Officers as a Group (7 persons)                2,747,741 (8)                      21.8

(1) The nature of the beneficial ownership for all the shares is sole voting and investment power.

(2) Petroleum Development Corporation has an option to reacquire 1,200,000 shares at prices approximating market expiring on April 30, 1997.

(3)  Includes options to purchase 331,000 shares exercisable within 60 days.

(4)  Includes options to purchase 321,000 shares exercisable within 60 days.

(5)  Includes options to purchase 187,500 shares exercisable with 60 days.

(6)  Includes options to purchase 130,250 shares exercisable within 60 days.

(7)  Includes options to purchase 30,250 shares exercisable within 60 days.

(8) Includes options to purchase 1,556,000 shares exercisable within 60 days. Until exercised, these options cannot be voted. All directors and officers as a group own in the aggregate a total of 1,191,741 shares or approximately 10.8% of the total of 11,040,627 shares of common stock issued and outstanding.

     No director or officer is the beneficial owner of any securities of any of the Company's subsidiaries.

Compliance with Section 16 of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the Common Stock are required by regulations promulgated by the Commission pursuant to the Exchange Act to furnish the Company with copies of all
Section 16(a) forms they file. The Company assists officers and directors, and will assist beneficial owners, if any, of more than 10% of the Common Stock, in complying with the reporting requirements of Section 16(a) of the Exchange Act.

     Based solely on its review of the copies of such forms received by it, the Company believes that since January 1, 1994, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met.

                                 RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     At the Meeting, the Stockholders of the Corporation will be asked to ratify the Board of Directors' selection of KPMG Peat Marwick as the Corporation's certified public accountants for the fiscal year ended December 31, 1995. KPMG Peat Marwick conducted the audit for the fiscal year ended December 31, 1994. A representative of KPMG Peat Marwick will be present at the Meeting, will have an opportunity to make statements if he so desires, and will be available to respond to appropriate questions.

                                              OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company is not aware of any matters to be brought before the Annual Meeting other than the matters set forth in this Proxy Statement. However, if other matters properly come before the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

General

     The enclosed Proxy is solicited by the Company's Board of Directors.
The Company expects to solicit proxies primarily by mail, but solicitation may also be made personally, by telephone or by telegraph, by regularly employed officers and employees of the Company who will receive no extra compensation for doing so.

     The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to, and obtain instructions from, the beneficial owners of shares held by record by such persons and will reimburse reasonable out-of-pocket expenses. The Company will bear all costs of proxy solicitation.

Stockholder Proposals for 1996 Annual Meeting

     Stockholder proposals must be received by the Company at its principal executive office on or prior to March 1, 1996 in order to be included in the Company's proxy statement for the 1996 annual meeting of stockholders.

                                           By Order Of The Board of Directors



                                               James N. Ryan
                                               Chairman

Dated: July 7, 1995

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK OF THE COMPANY, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES MAY BE OBTAINED BY WRITING TO CORPORATE COMMUNICATIONS DEPARTMENT, PETROLEUM DEVELOPMENT
CORPORATION, P.O. BOX 26, BRIDGEPORT, WEST VIRGINIA  26330.

                                     Petroleum Development Corporation

Proxy Solicited by the Board of Directors For Annual Meeting of
Stockholders

The undersigned hereby appoints JAMES N. RYAN and DALE G. RETTINGER or either of them, proxies, each with full power to act without the other and with full power of substitution for and in the name of the undersigned at the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") to be held on August 25, 1995 at 10:00 A.M. and at any adjournment thereof to vote all shares of the Common Stock of the Company, held by the undersigned with respect to the following questions and on such other matters as may properly come before the meeting.

(1) ELECTION OF DIRECTORS

     FOR all nominees listed below (except as marked to the contrary below)
     WITHHOLD AUTHORITY to vote for all nominees listed below
                                        James N. Ryan, Vincent F. D'Annunzio

(INSTRUCTION: To withhold authority to vote for any nominee, circle that nominee's name above.

(2) To ratify and approve the selection of independent public accountants for the Company for the fiscal year ending December 31, 1995.
     FOR   AGAINST   ABSTAIN

                              (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for such meeting dated August 25, 1995 and a copy of the Company's 1994 Annual Report.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER.  IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR
PROPOSALS 1, AND 2.


                                                                    , 1995



                                    (Please sign EXACTLY as your name appears
                                     hereon) when signing as a representative capacity, please give full title.

IMPORTANT INFORMATION IS CONTAINED ON OTHER SIDE OF THIS CARD, PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.